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ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

CHARLES M. HALL

BERND F. KESSLER

PATRICE E. MERRIN

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants named herein (collectively, “Elliott”), intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On February 7, 2017, Elliott issued the following press release, which includes the full text of a letter issued to the Company’s Board of Directors and was also posted by Elliott to www.NewArconic.com:

Media Contact:

Stephen Spruiell
Elliott Management Corporation
(212) 478-2017
sspruiell@elliottmgmt.com

Elliott Management Sends Letter to Arconic’s Board

Letter and other materials available at NewArconic.com

NEW YORK (February 7, 2017) – Elliott Management Corporation (“Elliott”), which manages funds that collectively beneficially own a greater than 12% economic interest in Arconic, Inc. (NYSE: ARNC) (“Arconic” or the “Company”), today sent a letter to the Arconic Board responding to the Board’s communication to shareholders of February 6.

The letter and other materials can be viewed at NewArconic.com.

Full text of the letter follows:

February 7, 2017

Board of Directors

Arconic Inc.

390 Park Avenue

New York, NY 10022-4608

Dear Independent Directors of Arconic Inc.:

We are writing to you on behalf of Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott” or “we”), which collectively own a greater than 12% economic interest in Arconic, Inc. (“Arconic” or the “Company”), making us the Company’s largest shareholder.

Elliott appreciates the Board’s “commitment to providing strong oversight” on behalf of shareholders and has enormous respect for a number of its members. With that background, we wanted to share one observation and a few thoughts on the Board’s letter published yesterday.

First, an observation: Larry Lawson is a rare talent. In the year he took over Spirit Aerosystems Holdings, Inc. (NYSE: SPR), Spirit suffered from a number of serious ongoing operational performance issues (much like Arconic does), and produced its worst earnings result in its entire history as a public company. In his very first full year as CEO of Spirit, Mr. Lawson turned the business around to the point of delivering the best earnings result in Spirit’s entire history as a public company. Mr. Lawson then continued to deliver annual earnings records each year until stepping down during the third quarter of 2016. This Board should fully consider the benefits to the Company of his potential leadership. Arconic’s CEO should not be determined by personal affinities, but by selecting the leader best capable of producing returns for shareholders. The experiences and skill set most valued in a corporate leader do not necessarily remain perfectly fixed over time but are instead a product of the particular circumstances faced by the corporation. At this juncture in the Company’s evolution, with its focus having been narrowed, we believe that a leader with a demonstrated capability to deliver consistently excellent operational results would greatly benefit the company and its long-term shareholders.

Turning to the Board’s defense of current management, it appears to us that the Board makes five arguments: (1) Dr. Kleinfeld saved the Company during the 2008 financial crisis; (2) Dr. Kleinfeld is responsible for the separation of Alcoa and Arconic (the “Separation”); (3) the Arconic stock price has increased since the Separation; (4) Dr. Kleinfeld’s operating performance is better than shareholders perceive it to be; and (5) changing CEOs now would be too disruptive for the Company.

Did Dr. Kleinfeld “Save” the Company?

We and other shareholders are fully aware of the challenges faced by Alcoa during the financial crisis. However, such challenges were not unique, and Alcoa was not the only metals and mining concern to survive. In fact, Elliott identified all companies with a market capitalization in excess of $300 million at the end of 2007 (at the time, Alcoa enjoyed a $30 billion market capitalization), and between 2008 and 2013, of such companies operating in aerospace/defense, metals, mining, and chemicals, not one company defaulted.1 Viewed in this light, Alcoa’s survival is unremarkable. Many similarly situated companies can lay claim to the same achievement, and the overwhelming majority of these companies have provided shareholders with vastly superior returns. The fact is that most companies – almost a decade after the financial crisis – do not still boast about surviving it, because they can point to numerous other achievements that have followed since. That we are still talking about the 2008-2009 financial crisis in 2017 is itself very telling with regard to Dr. Kleinfeld’s record.

It bears further mention that the manner in which Dr. Kleinfeld chose to bolster Alcoa’s balance sheet – selling equity at the bottom – should not be lauded as a remarkable success story. Rather, it amounted to a bailout of existing shareholders – one ironically done at a significant opportunity cost to those investors with the misfortune of having participated. Had those participating investors invested in the Company’s self-selected proxy peers instead of placing their capital under the stewardship of Dr. Kleinfeld, they would have generated a return approximately 4x that realized on their investment in Alcoa.

Thus far, Arconic has chosen to focus on Dr. Kleinfeld’s TSR performance since its “low” against a deliberately selected set of its worst-performing peers (Alcoa’s self-selected “Aluminum Peers”). This approach is not credible. Beyond the problematic peer set, a fundamental flaw in the Company’s argument about its performance vs. its Aluminum Peers since Alcoa’s “low” is that Alcoa’s peers hit their financial crisis lows on different dates than did Alcoa. If one looks at the TSR since each company’s low, Alcoa does not demonstrate any outperformance. Furthermore, Alcoa’s TSR has lagged every single one of these self-selected peers from the date of each peer’s low (i.e. using the same methodology proposed by the Company):

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1 Source data: S&P Capital IQ; U.S. headquartered companies; standard industry classifications; Market capitalization as of 12/31/2007

(Follow this link for a graphic illustration comparing the performance of Alcoa to aluminum peers: http://newarconic.com/content/uploads/2017/02/aluminum-peers-lows.jpg, Source: Bloomberg, 5/1/2008-10/31/2016; UC Rusal did not go public until after the financial crisis)

In short, despite the Company’s best efforts to strain to do so, there is simply no amount of data-mining that can dress up the Company’s performance under Dr. Kleinfeld. A chart demonstrating shareholder returns is included immediately below. As the chart makes clear, it does not matter which peer set investors reference or which time period they focus on – the degree of underperformance has been such that all time periods and all peer sets tell the same miserable story:

(Follow this link for a graphic illustration of Alcoa perfornance versus peers under Klaus Kleinfeld’s leadership: http://newarconic.com/content/uploads/2017/02/performance-vs-peers.jpg, Source: Bloomberg, Trailing as of 10/31/2016)

(Follow this link for another graphic illustration of Alcoa perfornance versus peers under Klaus Kleinfeld’s leadership: http://newarconic.com/content/uploads/2017/02/TSR-Under-Klaus-Kleinfeld-vs-Company-Selected-Peers.jpg, Source: Bloomberg, Trailing as of 10/31/2016)

Was Dr. Kleinfeld the Driving Force Behind the Separation?

The Board states that “the makings of today’s Arconic began when Klaus Kleinfeld was appointed CEO of Alcoa Inc. in May 2008.” Similarly, Dr. Kleinfeld recently claimed singular credit for the strategy, boasting with characteristic braggadocio to CNBC: “Alcoa Corporation would not exist if it hadn’t been for me basically creating it.”

This audacious argument turns history on its head. Its utter absurdity is obvious to anyone who has followed the Company at all. Dr. Kleinfeld’s false and self-serving comments are not only demeaning to the thousands of Alcoa Inc. employees whose hard work made the separation possible, they also ignore the fact that Dr. Kleinfeld actually resisted separating the Company’s downstream and upstream assets for more than seven years despite a steady drumbeat of commentary from Wall Street as well as outside observers pushing for the transaction. While investors and analysts highlighted the value creation opportunity associated with separating, Dr. Kleinfeld stubbornly and consistently argued that the benefits of integration outweighed the advantages associated with a split, pointing to the “Alcoa Advantage” – a series of soft, intangible and difficult-to-quantify hypothetical benefits – as rationale for not pursuing a break-up. It was only in September 2015, after many years of poor operational execution, dramatic share-price underperformance and obstinate resistance to a break-up that the Company finally announced the Separation shortly after Elliott’s stake-building had begun and without providing any clear rationale for the sudden 180-degree about-face in strategy.

Almost from the very moment Dr. Kleinfeld became CEO right up through the transaction itself, investors and analysts called loudly and repeatedly for a separation:

“While the market appears to be discounting a sale of Alcoa or at least some sort of spinoff to separate its upstream from its downstream businesses, we believe that both of these assumptions are incorrect. Instead, we think Alcoa will not only remain a conglomerate but that it is also likely to grow both its upstream and downstream businesses organically and even through acquisitions… As a result, we think the market will be very disappointed by AA’s intent to remain a conglomerate.” – J.P. Morgan, June 10, 20082

“Aluminum producer Alcoa fell 4 per cent yesterday as broker JP Morgan said the company was not planning to sell itself or spin off part of its business — a move that will leave Wall Street "very disappointed". After an analysts' meeting, JP Morgan reckoned new Alcoa chief executive Klaus Kleinfeld would increase the company's size rather than streamline it.” – Daily Express, June 12, 2008

“The greatest upside risk to our Neutral rating would be a sale of the company (either friendly or hostile) or moves by the company to separate its upstream and downstream businesses.” – J.P. Morgan, January 13, 2009

“We…do not believe the shares will be appropriately valued under the current corporate structure. A difficult decision to spin off its downstream businesses could ultimately be the key.” – Dahlman Rose, September 2012

“The company’s downstream businesses are growing, profitability is rising rapidly, and they are not being priced properly by the market. So you’re losing value.” Alcoa could choose to either sever the company into two parts or spin off the flat-rolled aluminum sheets and engineered-products businesses into a separate public entity in which Alcoa retains a majority stake. Either of these two options would boost transparency and “allow the market to independently value those assets,” O’Carroll said in a phone interview. “It’s simple. It meets market tests.” – Davenport & Co, October 9, 2012

“We argue spinning off the Primary metals business unit (or alternatively spinning off down-stream)...is a decision that should be seriously contemplated…Hence, we would propose splitting Alcoa in two via a one-for-one sharing offering would be a better way to structure the company.” – Deutsche Bank, October 1, 2013

“We see the most efficient means to maximizing shareholder value as spinning off the Engineered, Products & Solutions (Downstream) segment…” – Sterne Agee, March 13, 2014

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2 Emphasis added here and throughout by Elliott.

“However, through a sum-of-the-parts analysis we believe significant investor value can be unlocked through re-rating segments. Alcoa is unique as a large ($4 billion) aerospace supplier in the ownership of up/mid/ downstream units. Alcoa argues this structure allows the company to leverage capabilities. The problem with this argument is that peers [Precision Castparts (PCP, $252.76, Buy)] without such assets have created more value.” – Sterne Agee, April 1, 2014

“The big question now is what the company decides to do with its confidence. Does it stick with its current integrated strategy? Or does it finally start listening to those who think the company should spin off its "downstream" Engineered Products & Solutions segment? Kleinfeld has never given much hope to those who think the company should break itself up.” – Gordon Haskett, April 9, 2014

“Investors were very focused on ways to separate the upstream and downstream businesses to create more value. AA’s management was vocal that it is ready to implement any strategic action to further enhance stakeholders’ value and has ran various iterations of possible scenarios, but to this point, has not identified a suitable solution which would generate more value.” – Goldman Sachs, May 28, 2014

“At the risk of beating a dead horse, we'll mention Kleinfeld has typically answered this question by saying there are no sacred cows in the portfolio but AA's integrated model is synergistic and there are no plans to break things apart. The only reason why we see that answer changing anytime soon is the stock is no longer where it was six months ago and Kleinfeld has less room to argue on behalf of integration.” – Gordon Haskett, June 18, 2015

However, Dr. Kleinfeld stood stubbornly as the primary impediment to the Separation. For almost a decade, Dr. Kleinfeld stymied investors and analysts’ calls for change:

Metal Bulletin's International Aluminum Conference: “Throughout his speech, Kleinfeld kept emphasizing that Alcoa's integrated structure is a key strength, not just for Alcoa but for the industry as a whole.” – Platts Metals Week Article, September 15, 2008

Dr. Kleinfeld: “The fundamentals and our integrated structure provided the flexibility and staying power to act swiftly when the economy began to fall, helped us to strengthen our competitive lead during the downturn and they give us a potential to emerge even stronger when the economy recovers.” – Q4 2008 Alcoa Earnings Call, January 12, 2009

“The whole is greater than the sum of the parts. Mr. Kleinfeld indicated that with the exception of the businesses that are currently up for sale (Global Foil, Cast Auto Wheels, Transportation Products Europe and a small portion of Electrical and Electronic Systems not part of the April 30 sale to Platinum Equity), the remainder of the company’s portfolio pieces are an integral part of the entire company and more valuable in Alcoa than if they were sold off. The company wants to be #1 or #2 in every business in which it operates and believes it will be there for 90% of its operations after the completion of its previously announced plans to sell the aforementioned downstream assets.” – JP Morgan, June 3, 2009

 “The Alcoa advantage raises the question that I have heard from many of you and I think that we more and more often have good answers to it raises the question of what gives you Alcoa the right to own that business? What can you add to that business? Why does the business perform under the Alcoa wing better than if somebody else what you own at all, if it were standalone. And the answer is inherent in what do we as Alcoa bring to the table and we coined that the Alcoa Advantages. And what’s – what does that mean? I mean, how do we bring value to the table? The value can come through a number of levers, talent being one. And you will see some of our top talent here today and you should judge yourself what you think of that. Technology and we’ll see examples of that today. Customer intimacy, can we – I mean how deep are we embedded in the customer to understand where they are going, what they want. Procurement, the purchasing power, I mean 60 billion procured materials every year gives you a different leverage compared to if you were a standalone company. The operating system, the way we do performance reduce the way we run our business and this is just a list of some of those and these are certainly others. So that’s a second strategic priority, Alcoa advantage.” – Dr. Kleinfeld, Alcoa 2010 Investor Day, November 10, 2010

Mr Kleinfeld is sticking to that vertically integrated strategy. “We have to earn, every day, the right to own each one of our businesses. And that right you only earn, if you have a performance that’s above what other owners of that business can bring to the table,” he says. “With the portfolio that we currently own, I think we are well prepared to have a positive answer for every single one of those businesses, that we are a better parent to these businesses than others could be.” – Dr. Kleinfeld, Financial Times, October 16, 2011

“Our vertical integration – producing aluminum, rolling aluminum, and engineering unique and specialized products for our customers – is a huge advantage.” – Dr. Kleinfeld, China Hands Magazine, July 1, 2013

“The Alcoa Advantage, I would call the glue that holds our core together.” – Dr. Kleinfeld, Alcoa Investor Day, November 4, 2014

Perhaps Mario Gabelli said it best when, after Dr. Kleinfeld eventually gave up his almost decade-long resistance, he tweeted: “…company announced split-up of company (finally).”3 Being the last one in the room to – at long last – “see the light” and do reluctantly what shareholders have long demanded does not warrant plaudits. The historical record is clear: Dr. Kleinfeld publicly opposed and prevented the consummation of the Separation for years and every dollar of value-creation which may result therefrom constitutes a damning further indictment of his leadership and judgment.

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3 Twitter, September 28, 2015

How Has Arconic’s Stock Price Performed Since Separation?

The Board states that Arconic stock has appreciated 19.5% since the separation. However, this assertion is false and misleading as it conveniently ignores the 12.3% decline in Arconic shares on the first day of trading post the separation. Including this first day of trading in post-separation return calculations results in a 4.8% return through management’s chosen January 27, 2017 end date. Moreover, the entirety of this 4.8% gain can be attributed to the increase in Alcoa Corp. shares over the relevant time period, during which Arconic retained a 19.9% stake. Removing the value of the gain in Alcoa Corp. shares from the increase in Arconic’s market capitalization reveals that the value of Arconic’s equity actually decreased 1.1% since the separation and through January 27, 2017, in contrast to the 71.0% gain in Alcoa shares.

Still more, to credit Arconic’s current management team with the recent share price performance of Alcoa Corp. is to confuse matters. Since the Separation, Alcoa Corporation’s management team’s central message to the market has been that it will eschew the value-destructive culture that prevailed at its former parent under Dr. Kleinfeld’s leadership. Amongst other things, it has communicated its intention to run a far more shareholder-friendly organization than Arconic (Alcoa Inc.) with an emphasis on cost cutting, an elimination of excess bureaucracy, best-in-class corporate governance, and disciplined capital allocation.

Has Dr. Kleinfeld’s Operating Performance been Effective?

The Board highlights Alcoa’s improved performance in EPS, GRP and TCS since 2008. And indeed, like virtually every other large industrial concern, the Company is currently performing better than it did in the depths of the financial crisis. But Arconic’s improved performance relative to 2008 is almost entirely a product of gains made during the recovery period that immediately followed the crisis, rather than sustained business improvement.

For example, from 2008 to 2010, the rolling three-year average of GRP EBITDA/MT was $162. From 2010 to 2012, with the crisis over, that rolling average of EBITDA/MT was $345. Today, from 2014 to 2016, the rolling average of EBITDA/MT is $322. In short, from the depths of the crisis to its immediate aftermath, from 2008-2010 to 2010-2012, the three-year rolling EBITDA/MT jumped 113%. Since then, however, three-year rolling EBITDA/MT has fallen by 7%.

(Follow this link for a graphic illustration of the Rolling 3-Year EBITDA/MT: http://newarconic.com/content/uploads/2017/02/Rolling-3-Year-EBITDAMT.jpg)

At EPS, the Company has massaged the figures in a disingenuous attempt to demonstrate improved operating performance. During its October 2016 Investor Roadshow, the Company reported 2008 EBITDA margins were 19.2% and expanded to 20.8% in 2015 (see clip from the Company’s October 27, 2016 Investor Presentation below).4 Now, the Company represents that margins have increased from 13% to 21%. How did this happen? Only by including the Discontinued Operations of the Wire Harness business can the Company suggest any meaningful margin expansion.

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4 The October 2016 Investor Presentation references EPS numbers as of the end of 2015. Margins at EPS in 2016 were 10 bps higher.

(Follow this link for a graphic illustration of Arconic’s attempts to make EBITDA margin expansion look pronounced: http://newarconic.com/content/uploads/2017/02/Arconic-Attempted-to-Make-EBITDA-Margin-Expansion-Look-Pronounced.jpg)

(Follow this link for a graphic illustration comparing returns in EPS before and after Tax Operating ROA: http://newarconic.com/content/uploads/2017/02/The-Truth-Returns-in-EPS-have-Declined-Dramatically.jpg)

Moreover, like at GRP, the gains at EPS have been concentrated in the immediate crisis aftermath. Since 2012, margins at EPS have actually contracted by ~125 basis points (bps).

Further, whatever minute margin gains may have been achieved have come at considerable cost. In 2008, the Company employed $5.86 billion of assets in EPS and TCS combined (at the time, EPS and TCS were one unit). At the end of 2015, the Company employed $11.68 billion of assets in the combined EPS and TCS businesses. During that time, after-tax operating (ATOI) returns on assets fell from 9.3% to 6.5%. Excluding Goodwill, ATOI returns on assets fell from 16.2% to 10.9.5

“We Cannot Afford to be Distracted”

Like the Board, Elliott recognizes the peril of genuine distraction. But the concerns of the Arconic Board about Elliott’s efforts ring hollow given Dr. Kleinfeld’s extensive external commitments and ongoing extra-curricular activities. Not only does Dr. Kleinfeld sit on three S&P 500 public company boards, but also he is a Board Member or Trustee of at least 10 additional non-profit, civic, and global governance organizations. In total, Dr. Kleinfeld appears to currently serve on nearly 15 different boards, committees, councils, advisory boards, advocacy groups, and organizations. Nero fiddled while Rome burned. Similarly, Dr. Kleinfeld has spent far too much time globe-trotting with eminent figures and attending to matters only tangentially related to Company affairs. Elliott believes a CEO’s focus must be on his day job, especially when he has presided over the ongoing delivery of abysmal results to the Company’s shareholders for years.

Furthermore, shareholders are wearily familiar with the deployment of the “disruption” excuse as a tactic for trying to delay a long-overdue change whose time has come:

“CP’s Board unanimously believes that Pershing Square’s demand that CP replace the Company’s CEO with Mr. Harrison would delay and damage CP’s value-generating plan, and put our progress and momentum at significant risk.  While Pershing Square appears to agree with CP’s Plan in principle, its stated approach is diametrically opposed to the Plan’s successful implementation.  Pershing Square has stated that the bulk of its projections are based on cost-cutting when in fact CP has maintained operating expense unit costs comparable to Canadian National Railway (“CN”) since 2006, excluding legacy pension expense.  We believe Pershing Square’s approach does not make sense for your Company and represents a real risk to your investment in CP.” – Canadian Pacific Board, May 2, 2012

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5 In 2009, Alcoa Inc. restated its financials such that ?assets classified as held for sale related to businesses that do not qualify as discontinued operations are now included within the segments.? Elliott has used the restated figure (2009, 10-K) in the calculation above. Had Elliott used the asset figure reported in the 2008 10-K after-tax operating (ATOI) returns on assets fell from 11.7% to 6.5%. Excluding Goodwill, using the 2008 numbers, after-tax operating (ATOI) returns on assets fell from 24.7% to 10.9%.

“Like many Darden shareholders, we are concerned that replacing the entire Darden Board, as Starboard is seeking to do, would create a void in constructive leadership that would be significantly destabilizing to the Company.” – Darden Board of Directors, September 4, 2014

“In our view, now is not the time to disrupt the execution of the Company’s strategic plan. Under the current Board and management team, CommonWealth is realizing the benefits of its business plan and demonstrating that the current leadership team has positioned the Company to deliver long term value for the benefit of all shareholders.” – CommonWealth REIT Board of Directors, January 29, 2014

We believe that shareholders are much less concerned with any hypothetical “disruption” that may occur from changing management than they are about the continuing and severe long-term repercussions of not doing so. As we trust the Board can discern from the response to Elliott’s public statements thus far, shareholders are anything but concerned about what might happen to Arconic should Dr. Kleinfeld depart. Indeed, they welcome Elliott’s call for a change of leadership at Arconic. Elliott’s statement led to the Company’s best trading day since the financial crisis. In other words, for nearly eight years, Dr. Kleinfeld has not been able to do anything to create as much shareholder value as was created almost immediately by the mere suggestion of the possibility that he might finally leave and thereby provide the Company’s long-suffering shareholders with a respite from their unending misery under his leadership.

(Follow this link for a graphic illustration of the largest positive one-day moves in company shares since March 31, 2009: http://newarconic.com/content/uploads/2017/02/Largest-Positive-One-Day-Move-in-Company-Shares-Since-March-31-2009.jpg)

All returns calculated as the percentage change in price from the post-market close low to the market closing price on the following day.

Where We Stand

Since Elliott went public with our analysis and call to remove Dr. Kleinfeld as CEO, Arconic’s market value has climbed by approximately $1.5 billion over just four trading days. We have received a prolific outpouring of support from institutional and other investors, analysts, the media, and, perhaps most notably, Company employees (both former and current). At least two of the Company’s other top-ten largest shareholders and at least three of its other top-fifteen have now come forward publicly in support of change:

“Unfortunately, we do not believe that Arconic can achieve its long-term intrinsic value under the leadership of Klaus Kleinfeld. During Kleinfeld’s tenure we have witnessed a track record of poor execution, value-destructive capital allocation, undisciplined spending, mismanagement of expectations, and extraordinary share price under-performance. Consequently, Orbis intends to vote against his re-election as Chairman and Director of Arconic. We do not reach this decision lightly, but feel compelled to do so on behalf of our clients.” – Orbis Investment Management, February 2, 2017

"Over the past two years, we have communicated with management and the board in hopes of encouraging the Company to take the steps we believe are necessary to optimize the long-term management and performance of the business. The company has failed to take such necessary steps.

“We, therefore, encourage you to support the changes sought by our fellow shareholders at Elliott Management. We intend to support Elliott’s proposed proxy slate because it best serves the long-term interests of the Company and its owners.

“As you know, we have long been disappointed with Arconic’s board (and the board of its corporate predecessor). We view economic alignment and incentives as the keystone to solid governance. Unfortunately, the vast majority of the Company’s board is not economically aligned with its shareholders. Despite Arconic’s depressed share price, directors have not bought meaningful stakes in the Company. The board collectively holds an insignificant stake in the Company. Even more troubling, long-serving legacy directors with substantial personal wealth have relatively miniscule economic interests in the Company.

“A company intending to create value for its owners would not permit the culture of waste and underperformance that exists at Arconic’s head office. Excessively expensive headquarters in Manhattan, a needless branding campaign and confusing communications are inconsistent with an owner-oriented culture. Grossing up compensation for management when they fail to meet financial targets is also not consistent with an owner-mindset. Failing to hold management accountable for missed financial targets, poor capital allocation and operational challenges is incongruous with an owner-oriented culture.

“On behalf of all long-term owners of the Company, we encourage you not to expend resources on a proxy campaign designed to do little more than entrench Arconic’s board and managers. Such a campaign, at best, will result in a needless waste of corporate resources. At worst, it will cause the Company to continue to underperform with its current managers.” – First Pacific Advisors, February 6, 2017

“I do think it’s a CEO problem. He was there when they cut the dividend in '09 and he's the one that has been through everything with them and when we look for this Company and reasonably really owned it was because of the Arconic…but there has been no value created.” – Sarat Sethi, Douglas Lane & Associates, January 30, 2017

Such a demonstration of public support from shareholders (now encompassing, including Elliott, three of the Company’s top ten shareholders, and four of its top fifteen shareholders)6 so early in a contested election – before the Company has even put forward its slate of directors – is extraordinary, and speaks to the long-building frustration of Arconic shareholders and the urgent need for change.

Next Steps

Elliott agrees with the Board that “this is a critically important, formative time for Arconic,” which is all the more reason for the Board to consider seriously Elliott’s concern, shared by numerous other investors in Arconic, regarding the Company’s leadership.

Arconic is a company with enormous potential, possessing a world-class asset base and high-quality workforce but held back by management leadership ill-suited to the key tasks ahead – disciplined operating execution and effective capital allocation. We urge the Board to do what is clearly in the best interest of Arconic’s stakeholders and begin searching for Dr. Kleinfeld’s successor. Last week, following Elliott’s announcement of our intentions, Arconic’s shareholders voted clearly with their wallets. In May, those same shareholders can be expected to vote with their proxies. However, as fiduciaries, the Board should not wait upon the obvious. It can and should do now what is clearly in the best interests of the Company and avoid a needless and costly election contest that is so plainly contrary to the expressed will of the Company’s shareholders.

In short, we urge the Board to do its job. We understand that Dr. Kleinfeld is a uniquely charismatic figure who has leveraged and relied masterfully for years on a deep and intricate web of personal relationships with a number of the Company’s longest-standing directors to secure his continued employment notwithstanding his performance. We appreciate the natural and appropriate inclination of new directors to defer to longstanding directors. And we also understand the futility of a board failing to support unanimously a chief executive that it has not yet removed, as to do so would be to undermine the company’s active leader and thereby do actual harm to the enterprise. But a Board’s primary responsibility is to shareholders, and its most important task in that regard is the selection and oversight of management, especially the Company’s CEO. The case for management change is compelling. The demand for management change is overwhelming. Elliott – alongside several of the Company’s other largest shareholders – calls upon the Board not to embark on a path of thwarting the Company’s owners and seeking to entrench management.

Elliott, which owns a greater than 12% economic interest in the Company, has only one goal as a shareholder – to see Arconic become a world-class business. We urge the Board to heed our call for change.

Sincerely,

Dave Miller

Senior Portfolio Manager

--------

6 Based on most recent publicly available data

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Elliott Associates, L.P. and Elliott International, L.P., together with the other participants named herein (collectively, “Elliott”), intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

ELLIOTT STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, Okapi Partners LLC, AT ITS TOLL-FREE NUMBER (877) 869-0171 or via email at info@okapipartners.com.

The “Participants” in the proxy solicitation are Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P., a Delaware limited partnership (“Capital Advisors”), Elliott Special GP, LLC, a Delaware limited liability company (“Special GP”), Braxton Associates, Inc., a Delaware corporation (“Braxton”), Elliott Asset Management LLC, a Delaware limited liability company (“Asset Management”), Elliott International Capital Advisors Inc., a Delaware corporation (“EICA”), Hambledon, Inc., a Cayman Islands corporation (“Hambledon”), Elliott Management Corporation, a Delaware corporation (“EMC”), The Liverpool Limited Partnership, a Bermuda limited partnership (“Liverpool”), Liverpool Associates Ltd., a Bermuda company (“Liverpool Associates”), Larry A. Lawson, Christopher L. Ayers, Elmer L. Doty, Charles M. Hall, Bernd F. Kessler and Patrice E. Merrin.

As of the close of business on February 6, 2017, Elliott Associates, Elliott International and their affiliates beneficially owned 46,652,133 shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”), representing approximately 10.6% of the outstanding shares of Common Stock. As of the close of business on February 6, 2017, Elliott Associates beneficially owned 14,928,682 shares of Common Stock (including 3,646,666 shares of Common Stock owned directly by Liverpool, a wholly-owned subsidiary of Elliott Associates), constituting approximately 3.4% of the shares of Common Stock outstanding, and Elliott International beneficially owned the 31,723,451 shares of Common Stock, constituting approximately 7.2% of the shares of Common Stock outstanding. EICA, as the investment manager of Elliott International, may be deemed to beneficially own the 31,723,451 shares of Common Stock beneficially owned by Elliott International, constituting approximately 7.2% of the shares of Common Stock outstanding. As of the close of business on February 6, 2017, Mr. Ayers beneficially owned 100 shares of Common Stock. As of the close of business on February 6, 2017, none of Messrs. Lawson, Doty, Hall or Kessler or Ms. Merrin beneficially owned any shares of Common Stock.

In addition, (i) Singer, and Capital Advisors and Special GP, which are controlled by Singer, are the general partners of Elliott Associates and may all be deemed to beneficially own the shares of Common Stock held by Elliott Associates, (ii) Singer, Braxton and Asset Management are the general partners of Capital Advisors and may be deemed to beneficially own the shares of Common Stock held by Elliott Associates, (iii) Liverpool Partnership is a wholly-owned subsidiary of Elliott Associates, and Liverpool Associates is a wholly-owned subsidiary of Elliott Associates and is the sole general partner of Liverpool Partnership and may be deemed to beneficially own the shares of Common Stock held by Liverpool Partnership, and (iv) EICA, as investment manager of Elliott International, and Hambledon, which is also controlled by Singer, as the sole general partner of Elliott International, and Singer, may be deemed to beneficially own the shares of Common Stock held by Elliott International. EMC provides management services to Elliott Associates, Elliott International and their affiliates.

Elliott Associates, through Liverpool, and Elliott International have entered into notional principal amount derivative agreements (the “Derivative Agreements”) in the form of cash settled swaps with respect to 2,324,005 and 4,938,512 shares of Common Stock, respectively (representing economic exposure comparable to less than 1% and approximately 1.1% of the shares of Common Stock of the Company, respectively). Collectively, the Derivative Agreements held by such parties represent economic exposure comparable to an interest in approximately 1.7% of the shares of Common Stock. The Derivative Agreements provide Elliott Associates and Elliott International with economic results that are comparable to the economic results of ownership but do not provide them with the power to vote or direct the voting or dispose of or direct the disposition of the shares that are referenced in the Derivative Agreements (such shares, the “Subject Shares”). Each of Elliott Associates, Elliott International and their affiliates disclaim beneficial ownership in the Subject Shares.

ADDITIONAL IMPORTANT DISCLOSURES

This may contain information obtained from third parties, including ratings from credit ratings agencies such as S&P Global Ratings. Reproduction and distribution of third party content in any form is prohibited except with the prior written permission of the related third party. Third party content providers do not guarantee the accuracy, completeness, timeliness or availability of any information, including ratings, and are not responsible for any errors or omissions (negligent or otherwise), regardless of the cause, or for the results obtained from the use of such content. THIRD PARTY CONTENT PROVIDERS GIVE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. THIRD PARTY CONTENT PROVIDERS SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, EXEMPLARY, COMPENSATORY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, COSTS, EXPENSES, LEGAL FEES, OR LOSSES (INCLUDING LOST INCOME OR PROFITS AND OPPORTUNITY COSTS OR LOSSES CAUSED BY NEGLIGENCE) IN CONNECTION WITH ANY USE OF THEIR CONTENT, INCLUDING RATINGS. Credit ratings are statements of opinions and are not statements of fact or recommendations to purchase, hold or sell securities. They do not address the suitability of securities or the suitability of securities for investment purposes, and should not be relied on as investment advice.

ABOUT ELLIOTT

Elliott Management Corporation manages two multi-strategy hedge funds which combined have approximately $31 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Item 2: On February 7, 2017, Elliott issued the following statement:

“The only revisions Arconic’s shareholders care about are the multiple downward revisions to management’s guidance that led the company to miss original full-year 2016 guidance in every single one of its business units. We have been completely transparent about our work, including updates which show that the upside to Arconic’s stock is significant even under a highly conservative set of assumptions. We and a growing number of our fellow shareholders continue to believe that new leadership is necessary to realize the full value of Arconic’s assets.”

Item 3: On February 7, 2017, the following materials were posted by Elliott to www.NewArconic.com:

NEW ARCONIC

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BREAKING NEWS:

Elliott Sends Letter to Arconic's Board

VIEW LETTER

Arconic operates a world-class collection of assets that if managed properly, with prudent reinvestment of capital, should produce substantial returns for its shareholder owners. However, current management's persistent failure at these tasks for nearly a decade has destroyed considerable shareholder value. We believe a change of leadership is required to improve performance at Arconic today.

Alcoa TSR vs. Peers and S&P 500 During CEO Tenure
Alcoa has underperformed its peer group by 156% and the S&P 500 by 151%
PEER MEDIAN
S&P 500 INDEX
ALCOA UNDER KLAUS KLEINFELD
+87
+82
-69
2008
2009
2010
2011
2012
2013
2014
2015
2016

TSR Under Klaus Kleinfeld vs. Company Selected Peers
Alcoa Cumulative TSR Relative to Each Peer Median and S&P 500 under Klaus Kleinfeld
1-YEAR
2-YEAR
3-YEAR
4-YEAR
5-YEAR
6-YEAR
7-YEAR
8-YEAR
SINCE CEO
VS PROXY PEERS
VS INDUSTRIAL COMPANIES PEERS
VS MATERIALS COMPANIES PEERS
VS ALUMINUM PEERS
VS S&P 500

TSR: 5/1/2008-10/31/2016. Company Selected 2016 Proxy Peers: DU PONT (E.I.) DE NEMOURS, DOW CHEMICAL CO/THE, FREEPORT-MCMORAN INC, HUNTSMAN CORP, INTERNATIONAL PAPER CO, LYONDELLBASELL INDU-CL A, PPG INDUSTRIES INC, NEWMONT MINING CORP, NUCOR CORP, UNITED STATES STEEL CORP, 3M CO, CUMMINS INC, DANAHER CORP, DEERE & CO, EATON CORP PLC, EMERSON ELECTRIC CO, GENERAL DYNAMICS CORP, L-3 COMMUNICATIONS HOLDINGS, NORTHROP GRUMMAN CORP, RAYTHEON COMPANY.

VIEW LETTER

VIEW PRESENTATION

VIEW SHAREHOLDER NOMINEES

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